Exhibit 99.1

Kenda Gonzales Joins Career Education Corporation Board of Directors

Schaumburg, Ill. (October 26, 2016) – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs, today announced that Kenda B. Gonzales has been appointed to the Company’s Board of Directors. Ms. Gonzales was also appointed to the Audit Committee of the Board of Directors. Ms. Gonzales’ appointment follows an October 24, 2016 vote by the Board of Directors to expand the number of eligible board seats from seven to eight.

For the past nine years, Ms. Gonzales has served as the Chief Financial Officer for Harrison Properties LLC, a Phoenix based industrial real estate management company. Ms. Gonzales served as Chief Financial Officer of Apollo Group, Inc. from October 1998 to November 1, 2006, as Senior Executive Vice President and Chief Financial Officer of UDC Homes Inc. from July 1996 to August 1998, and as Senior Vice President and Chief Financial Officer of Continental Homes Holding Corp. from May 1985 to July 1996. Ms. Gonzales began her career as a Certified Public Accountant with Peat, Marwick, Mitchell and Company. She serves as a Member of the Advisory Board of the Scottsdale Branch of the First Western Trust Bank and formerly served as an independent member and Chair of the Audit Committee of the Board of Directors of Main Street Restaurant Group, Inc. and as the Chair of the Audit Committee and Community Expert Member of the Arizona Board of Regents. Ms. Gonzales received a Bachelor of Accountancy degree from the University of Oklahoma.

“We are extremely pleased to have Kenda Gonzales join our boardroom,” said Thomas Lally, Chairman of the Board of Directors. “Ms. Gonzales’ financial expertise and knowledge of post-secondary education will add depth and invaluable insights to our board.”

About Career Education Corporation

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

###

CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

Source: Career Education Corporation